SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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[ ]  Preliminary Proxy Statement
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     14a-6(e)(2))
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[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.ss. 240.14a-11(c) or ss. 240.14a-12

                                ATS MEDICAL, INC.
                (Name of Registrant as Specified in its Charter)


                -------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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


[LOGO]                          ATS MEDICAL, INC.



Dear Fellow Shareholder:

         You are cordially invited to attend the 2001 Annual Meeting of Shareholders of ATS Medical, Inc. (the "Company"), which will be held at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota (on the corner of 8th Street and Second Avenue in downtown Minneapolis) beginning at 3:30 p.m. on Tuesday, May 1, 2001.

         This booklet contains your official notice of the 2001 Annual Meeting and a Proxy Statement that includes information about the matters to be acted upon at the meeting. Officers and directors of the Company will be on hand to review the Company's operations and to answer questions and discuss matters that may properly arise.

         I sincerely hope that you will be able to attend our Annual Meeting. However, whether or not you plan to attend, please complete and return the enclosed proxy in the accompanying envelope. If you attend the meeting, you may, if you wish, withdraw any proxy previously given and vote your shares in person.

                                        Sincerely,


                                        /s/ Manuel A. Villafana


                                        Manuel A. Villafana
                                        Chairman of the Board of Directors
                                        and Chief Executive Officer


                             2001 ANNUAL MEETING OF
                                  SHAREHOLDERS

                              NOTICE OF 2001 ANNUAL
                             MEETING OF SHAREHOLDERS

         The 2001 Annual Meeting of Shareholders of ATS Medical, Inc. (the "Company") will be held on Tuesday, May 1, 2001 at 3:30 p.m. at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota 55402, for the following purposes:

         1. To elect five members to the Board of Directors to hold office for the ensuing year and until their successors are elected and qualified;

         2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2001; and

         3. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

         Only holders of record of the common stock of the Company at the close of business on March 15, 2001 will be entitled to receive notice of and to vote at the meeting.

         Whether or not you plan to attend the meeting in person, you are requested to complete and return the enclosed proxy in the accompanying envelope. If you later decide to revoke your proxy, you may do so at any time before it is exercised.

                                        By Order of the Board of Directors,

                                        /s/ Russell W. Felkey

                                        Russell W. Felkey
                                        Secretary



April 3, 2001

                                ATS MEDICAL, INC.
                                 PROXY STATEMENT

         This proxy statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of ATS Medical, Inc. (the "Company") for use at the 2001 Annual Meeting of Shareholders to be held on Tuesday, May 1, 2001 at 3:30 p.m. at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota 55402, and at any adjournments thereof. Shareholders who sign and return a proxy may revoke it at any time before it is voted by giving written notice to the Secretary of the Company. This proxy statement and the enclosed proxy card are being mailed to shareholders commencing on or about April 3, 2001.

         Proxies that are completed, signed and returned to the Company prior to the Annual Meeting will be voted as specified. If no direction is given, the proxy will be voted for the election of the nominees for director named in this proxy statement and for the management proposals discussed herein and in accordance with the judgment of the persons named in the proxy as to any other matters that properly come before the meeting. If a shareholder abstains from voting as to any matter (or indicates a "withhold vote for" as to directors), then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be represented at the Annual Meeting for purposes of calculating the vote with respect to such matters.


PROPOSAL 1 - ELECTION OF DIRECTORS

         Five directors have been nominated for election to the Company's Board of Directors at the 2001 Annual Meeting of Shareholders to hold office for a term of one year and until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal). The accompanying proxy is intended to be voted for the election of nominees for director named below, unless authority to vote for one or more nominees is withheld as specified on the proxy card. The affirmative vote of a majority of the shares of common stock of the Company (the "Common Stock") represented at the Annual Meeting is required for the election of each director, and cumulative voting is not permitted. In the event that any nominee becomes unable or unwilling to serve as a director for any reason, the persons named in the enclosed proxy will vote for a substitute nominee in accordance with their best judgment. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected.

         Each nominee has furnished to the Company the following information with respect to his principal occupations or employment during the last five years, his directorships of other companies subject to the reporting requirements of the Securities Exchange Act of 1934 or the Investment Company Act of 1940 and his direct and indirect beneficial ownership of shares of the Company's Common Stock as of February 15, 2001. Except as otherwise noted below, each nominee possesses sole voting and investment power with respect to any shares of Common Stock owned by him, and all shares of Common Stock owned by him represent less than 1% of the shares outstanding.

         MANUEL A. VILLAFANA, 60, is a founder of the Company and has served as Chief Executive Officer, Chairman of the Board and a Director since the Company's inception in 1987. From 1983 to 1987, Mr. Villafana served as Chairman of GV Medical, Inc., a company co-founded by Mr. Villafana to develop, manufacture and market the LASTAC System, a laser transluminal angioplasty catheter system. From 1976 to 1982, Mr. Villafana served as President and Chairman of St. Jude Medical, Inc., a company founded by Mr. Villafana to develop, manufacture and market a pyrolytic carbon bileaflet mechanical heart valve. From 1972 to 1976, he served as President and Chairman of Cardiac Pacemakers, Inc., a company founded by Mr. Villafana to develop, manufacture and market a new generation of lithium powered pacemakers. Mr. Villafana beneficially owns 743,646 shares of Common Stock (3.4% of the outstanding), including 119,500 shares issuable upon exercise of currently exercisable options. Mr. Villafana is also a Director of Vicom, Inc., a company providing a full range of voice, data and video communication systems.

         RICHARD W. KRAMP, 55, has served as President, Chief Operating Officer and a Director of the Company since joining the Company in 1988. Prior to joining the Company, Mr. Kramp was Vice President of Sales and Marketing for St. Jude Medical, Inc., where he served in a variety of sales and marketing capacities from 1978 to 1988. From 1972 to 1976, Mr. Kramp was the Senior Design Engineer and then Supervisor of Electrical Design for Cardiac Pacemakers, Inc., where he designed the first lithium powered demand pacemaker for which he received a U.S. patent. Mr. Kramp beneficially owns 440,740 shares of Common Stock (2.0% of the outstanding), including 49,229 shares issuable upon exercise of currently exercisable options.

         DAVID L. BOEHNEN, 54, is Executive Vice President of SUPERVALU INC. ("SUPERVALU"), a food distribution company and food retailer. Mr. Boehnen served as Senior Vice President, Law and External Relations of SUPERVALU from April 1991 to June 1997.

Mr. Boehnen was elected as a Director of the Company in November of 1997. Mr. Boehnen beneficially owns 63,000 shares of Common Stock, including 60,000 shares issuable upon exercise of currently exercisable options.

         CHARLES F. CUDDIHY, JR., 74, was Executive Vice President-Corporate Marketing of Medtronic, Inc., a medical products company, where he was employed from 1967 through 1984. Mr. Cuddihy served as Managing Director of Trident Medical International, an international trading company, from May 1991 to April 1992. From January 1989 to October 1990, Mr. Cuddihy was President and Chief Executive Officer of Cherne Medical, Inc., a cardiovascular products company. Mr. Cuddihy has served as a Director of the Company since 1991. Mr. Cuddihy beneficially owns 81,000 shares of Common Stock, including 65,000 shares issuable upon exercise of currently exercisable options.

         A. JAY GRAF, 53, is a Group Chairman of Guidant Corporation, a medical products company. From 1995 to 2000, Mr. Graf was the Vice President of Guidant Corporation and President of its Cardiac Rhythm Management group. From 1992 to 1995, Mr. Graf has served as President of CPI. Prior thereto, he served as CPI's Executive Vice President and Chief Operating Officer. Mr. Graf has served as a Director of the Company since 1995. Mr. Graf beneficially owns 65,000 shares of Common Stock, all of which are issuable upon exercise of currently exercisable options.


COMMITTEES OF THE BOARD OF DIRECTORS AND ATTENDANCE

         The Company has an Audit Committee whose functions are to review and monitor accounting policies and control procedures of the Company, including recommending the engagement of independent auditors and reviewing the scope of the audit. The Audit Committee, on which Messrs. Boehnen,Cuddihy and Graf serve, held two meetings during 2000. The Company also has a Compensation Committee which reviews and establishes compensation levels for each of the Company's officers, as well as jointly administers the Company's stock plans with the Board of Directors. The Compensation Committee, on which Messrs. Cuddihy and Graf serve, held one formal meeting during 2000. The Company does not have a standing nominating committee. The Board of Directors held four meetings during 2000. Each Director attended at least 75% of the meetings of the Board and all meetings of each committee of which he was a member.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

         The Audit Committee of our Board of Directors is composed of the following non-employee directors: Mr. Boehnen, Mr. Cuddihy and Mr. Graf. Mr. Boehnen currently serves as the Chairman of the Audit Committee. All of the members of the Audit Committee are independent for purposes of the Nasdaq listing requirements. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Exhibit A. The Audit Committee recommends to the Board of Directors, and submits for shareholder ratification, the appointment of our independent auditors Ernst & Young LLP.

         Management is responsible for the Company's internal controls and the financial reporting process. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on our financial statements. The Audit Committee's responsibility is to monitor and oversee these processes.

         In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

         Our independent auditors also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors the auditing firm's independence. The Committee also considered whether non-audit services provided by the independent auditors during the last fiscal year were compatible with maintaining the independent auditors' independence.

         Based upon the Audit Committee's discussion with management and the independent auditors and the Audit Committee's review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Company's Annual report on Form 10-K for the fiscal year ended December 31, 2000 filed with the Securities and Exchange Commission.

                                        Members of the Audit Committee
                                        David L. Boehnen, Chairman
                                        Charles F. Cuddihy, Jr.
                                        A. Jay Graf


COMPENSATION OF DIRECTORS

         The Directors of the Company do not receive any cash compensation for their services on the Board of Directors. Upon their initial election to the Board of Directors, each outside Director receives an option to purchase 5,000 shares of Common Stock at the fair market value on the date of election under the 1987 Stock Option and Stock Award Plan (the "Plan"). Upon each reelection, each outside Director receives an option to purchase 2,500 shares of Common Stock at the fair market value on the date of reelection under the Plan. On May 4, 2000, each outside Director was granted a fully vested stock option for 50,000 shares at an exercise price of $9.875 per share (the fair market value on May 4, 2000). Also, on May 4, 2000, each outside Director was granted a stock option for 50,000 shares with an exercise price of $9.875 per share vesting at a rate of 25% on each anniversary over the next four years. The outside Directors received these grants in recognition of their past and continuing contributions to the Company and to bring their grants to a level commensurate with that of directors at companies comparable to the Company.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the other executive officers of the Company whose salary and bonus earned in 2000 exceeded $100,000:

                                                                  LONG-TERM
         NAME AND                       ANNUAL COMPENSATION      COMPENSATION
                                       ---------------------   SHARES UNDERLYING         ALL OTHER
    PRINCIPAL POSITION       YEAR        SALARY      BONUS        OPTIONS (1)        COMPENSATION (2)
--------------------------- ------     ----------   --------   -------------------   ----------------
Manuel A. Villafana          2000     $  255,164    $ 12,758         90,000              $      0
Chief Executive Officer      1999        243,013      25,516         15,000                     0
                             1998        231,441      76,607              0                     0

Richard W. Kramp             2000     $  208,662    $ 10,433         65,000              $  2,625
Chief Executive Officer      1999        198,726      20,866         15,000                 2,500
                             1998        189,262      58,861              0                 2,500

Russell W. Felkey            2000     $  185,220    $  9,261         40,000              $  2,625
Exec. Vice President         1999        176,400      18,522         15,000                 2,500
                             1998        168,000      53,928              0                 2,500

John H. Jungbauer            2000     $  147,001    $  5,880         40,000              $  2,625
Chief Financial Officer      1999        140,001      14,700        140,000                 2,500
                             1998        129,938      40,411              0                 2,500

Frank R. Santiago            2000     $  145,532    $  6,811         40,000              $  1,827
V.P., Sales and Marketing    1999        138,602      12,474         15,000                 2,254
                             1998        126,280      41,730         20,000                 1,793

----------------------------
(1) All stock options were granted with an exercise price per share at least equal to the fair market value of the Common Stock on the date of grant.

(2) Consists of matching contributions to the ATS Medical 401(k) Plan, which is generally available to all employees.

                             COMPENSATION AGREEMENTS

         Mr. Villafana continues to serve as Chairman and Chief Executive Officer of the Company on a full-time basis through December 31, 2001, pursuant to an agreement dated January 26, 1995 and extended in April 1998. Under the agreement, Mr. Villafana may engage in outside consulting activities, provided he continues to devote substantially his full-time efforts to the Company. Mr. Villafana's base salary under the agreement is determined by the Compensation Committee. Mr. Villafana also is eligible to receive bonuses as and when determined by the Compensation Committee. Mr. Villafana has agreed not to compete with the Company during the term of the agreement and for a period of two years following his termination of services to the Company. In exchange, the Company has agreed to continue Mr. Villafana's monthly salary during the period of non-competition restriction.


                     STOCK OPTION GRANTS IN LAST FISCAL YEAR

         The following table summarizes option grants made by the Company to each of its executive officers in 2000.

                                                                           POTENTIAL REALIZABLE VALUE
                    NUMBER OF   PERCENTAGE OF                              AT ASSUMED ANNUAL RATES OF
                   SECURITIES   TOTAL OPTIONS                               STOCK PRICE APPRECIATION
                   UNDERLYING    GRANTED TO    EXERCISE OR                     FOR OPTION TERM (3)
                     OPTIONS    IN EMPLOYEES   BASE PRICE    EXPIRATION   ---------------------------
NAME               GRANTED (1)      2000       ($/SH) (2)       DATE         5% ($)        10% ($)
----              ------------  ------------  ------------  ------------  -----------   -------------
Mr. Villafana         15,000          3%          8.500       2/22/10         80,184         203,202
                      75,000         13%          9.875       5/04/10        465,775       1,180,366

Mr. Kramp             15,000          3%          8.500       2/22/10         80,184         203,202
                      50,000          9%          9.875       5/04/10        310,517         786,910

Mr. Felkey            15,000          3%          8.500       2/22/10         80,184         230,202
                      25,000          4%          9.875       5/04/10        155,258         393,455

Mr. Jungbauer         15,000          3%          8.500       2/22/10         80,184         203,202
                      25,000          4%          9.875       5/04/10        155,258         393,455

Mr. Santiago          15,000          3%          8.500       2/22/10         80,184         203,202
                      25,000          4%          9.875       5/04/10        155,258         393,455

---------------------------

(1) All the options vest in annual cumulative 25% installments beginning one year from the date of grant.

(2) All stock options were granted with an exercise price per share at least equal to the fair market value of the Common Stock on the date of grant.

(3) These amounts represent certain assumed annual rates of appreciation only. Potential realizable value is calculated assuming 5% and 10% appreciation in the price of the Common Stock from the date of grant. ACTUAL GAINS, IF ANY, ON STOCK OPTION EXERCISES ARE DEPENDENT ON THE FUTURE PERFORMANCE OF THE COMMON STOCK, AND OVERALL STOCK MARKET CONDITIONS. THE AMOUNTS REFLECTED IN THIS TABLE MAY NOT NECESSARILY BE ACHIEVED.

                   STOCK OPTION EXERCISES IN LAST FISCAL YEAR

         The following table summarizes stock options exercised during 2000 by the Chief Executive Officer and the other executive officers named in the Summary Compensation Table, and the estimated values of the options held by such persons at December 31, 2000.

                                                NUMBER OF SHARES UNDERLYING          VALUE OF UNEXRCISED
                     SHARES                       UNEXERCISED OPTIONS AT            IN-THE-MONEY OPTIONS
                    ACQUIRED                     FISCAL YEAR-END OF 2000       AT FISCAL YEAR END OF 2000 (1)
                       ON           VALUE     ------------------------------   ------------------------------
NAME                EXERCISE       REALIZED    EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
----               ----------     ----------  -------------  ---------------   -------------  ---------------
Mr. Villafana             0        $       0     114,500         105,000        $ 1,020,266     $   521,016

Mr. Kramp                 0                0      41,729          80,000            272,261         413,203

Mr. Felkey           55,000          853,719      93,000          55,000            793,172         305,391

Mr. Jungbauer        74,250          888,143     196,250          67,500          1,026,812         385,859

Mr. Santiago         32,500          327,637       1,875          68,125             17,109         413,281

-----------------------------
(1) Value represents the difference between the last sale price of the Common Stock on December 31, 2000, and the exercise price of the options.

                          CHANGE IN CONTROL AGREEMENTS

     The Company has entered into agreements with its officers providing for the payment of certain benefits to the officers if their employment terminates following a "change in control" of the Company. The Agreements provide for benefits if an officer's employment is terminated within 24 months following a change in control unless such termination was by the Company for cause, by the officer other than for "good reason," or because of the officer's death. "Good reason" is defined as the termination of employment as a result of either a diminishment in the officer's responsibilities, a reduction in salary or benefits, a relocation of the Company's office of more than 35 miles or any reason during the sixth month following a change in control. A "change in control" is generally defined as an acquisition of more than 20% of the outstanding Common Stock by any person or group, the merger or sale of the Company or the replacement of a majority of the Company's Board of Directors with directors not recommended by the existing Board of Directors. The Agreements provide for lump sum payments following termination in amounts equal to three times the sum of the officer's base salary and any annual target bonus potential, as limited by Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). If there had been a change in control of the Company as of the end of 2000 and the employment of the five executive officers named in the Summary Compensation

Table had been immediately terminated, then Messrs. Villafana, Kramp, Felkey, Jungbauer and Santiago would have been entitled to receive, pursuant to the terms of the Agreements, lump sum payments upon termination of $801,730, $680,864, $595,966, $465,808 and $492,885, respectively.

                      REPORT OF THE COMPENSATION COMMITTEE
                        CONCERNING EXECUTIVE COMPENSATION

OVERVIEW

         The Compensation Committee is responsible for setting the compensation and benefits of the Company's executive officers, including the Chief Executive Officer, on behalf of the Board of Directors and the shareholders. The Compensation Committee also oversees the operation of the 1998 Employee Stock Purchase Plan (the "Purchase Plan") and the ATS Medical, Inc. 2000 Stock Incentive Plan (the "Stock Option Plan").

         The Compensation Committee is composed entirely of outside directors of the Company. During 2000, the Board elected Messrs. Cuddihy and Graf to serve on the Compensation Committee. Mr. Cuddihy is Chairman of the Committee.

         The basic objective of the Compensation Committee is to establish a compensation package which is appropriate for each officer's scale of responsibility and performance, commensurate with the marketplace compensation for executives of companies of similar size as the Company, and to attract, motivate and retain executives of the necessary caliber. The Committee intends to achieve these objectives by giving executives the opportunity for equity ownership in the Company through stock options and by awarding bonuses tied to individual and Company performance as significant elements of the executive compensation package.

COMPENSATION CRITERIA

         In determining each executive compensation package, the Compensation Committee reviews the compensation of each executive and the individual achievements and performance of each such executive during the year. The Committee considers objective criteria, such as salary survey data of companies of similar size and technology as the Company, in determining executive salaries. The financial performance and accomplishments of the Company during the year are also factors in the Committee's determination of executive compensation. In line with the Compensation Committee's goal of tying compensation with performance, executives' salaries are generally increased only to keep up with estimated cost-of-living expenses, while bonuses vary substantially from year to year and have generally depended upon the performance of the Company and the individual executive. The Committee generally makes a determination as to salaries for the current calendar and reviews bonuses to be awarded for the prior year at the end of the calendar year or at the beginning of the following year.

         In 2000, the Compensation Committee continued to place emphasis on the performance-based component of the Company's bonus program to the Company's executive employees by implementing the Management Incentive Compensation Plan (the "MICP"). In particular, bonuses to be granted to executive employees pursuant to the MICP were tied to a grid representing year-over-year increases in sales and operating income. The Compensation Committee and each executive officer also develop annual individual objectives which would allow for an additional 1% of salary bonus for each objective completed, for up to a total of 5% salary bonus.

         In addition, the Compensation Committee, in consultation with the Chief Executive Officer, generally grants stock options to its executive officers on an annual basis to maintain and increase the executives' incentive to continue their long-term employment with the Company. The Compensation Committee may also approve special grants to certain executives to reward their individual performance. The overall compensation package may also be varied if the Committee feels that it is necessary to maintain the Company's executive compensation in line with companies similar in size and technology to the Company.

EXECUTIVE COMPENSATION PACKAGE

         The primary components of the executive compensation package are salary, bonuses and stock option grants. The Company also currently maintains a variety of employee benefits in which its executive officers may participate, including health benefits, automobile allowances, disability insurance, matching contributions to the Company's 401(k) program and discounting the purchase of a certain number of shares of the Company's Common Stock pursuant to the Stock Purchase Plan.

         The Compensation Committee took the following actions with respect to executive compensation for 2000:

         * Continued the Management Incentive Compensation Plan (MICP) with specific goals for 2000.

         * Each executive officer earned a bonus of 4 to 5% of 2000 salary for completion of individual objectives.

          In 2001, the Committee intends to continue to emphasize objective factors and performance in determining executive compensation, including maintaining the compensation of the Company's officers at industry levels, as reflected in surveys of compensation practices in corporations of comparable size and technology. In addition, the Committee intends to use growth in the Company's gross revenue and operating income during 2001 as the primary criteria for determining the size of bonuses to be paid to executive officers for 2001. The Committee will use stock options as part of executive compensation in 2001 to provide additional performance incentives.

         The year 2000 was atypical insofar as the number of stock options granted to the executive officers and outside members of the Board of Directors. The Compensation Committee granted the additional options because of 1) full marketing approval from the FDA, 2) the value of the carbon contract negotiated with Sulzer-Carbomedics, Inc. and the development of our own carbon facility, and 3) the foresight and preparation which allowed for a quick start in the formation of the U.S. Sales and Marketing Team.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         During 2000, the Compensation Committee reviewed the Company's and Mr. Villafana's performance in order to establish Mr. Villafana's compensation. Mr. Villafana received a salary increase in 2000 over 1999 of 5% and a salary increase in 2001 over 2000 of 5%. In addition, Mr. Villafana received a bonus consisting of 5% of his 2000 annual salary. The Committee's performance review of Mr. Villafana addressed major areas of accomplishment for the Company.

SECTION 162(m) OF THE INTERNAL REVENUE CODE

         Section 162(m) of the Code generally limits the corporate deduction for compensation paid to executive officers to $1.0 million, unless the compensation qualifies as a "performance-based compensation" under the Code. Compensation resulting from stock options granted under the Stock Option Plan or the ATS Medical, Inc. 2000 Incentive Plan will not be counted toward the $1.0 million of deductible compensation under Section 162(m). The Committee does not believe that the annual compensation for Section 162(m) purposes of any of the Company's executive officers will exceed $1.0 million in fiscal 2001.

                                          Charles F. Cuddihy, Jr.
                                          A. Jay Graf


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Common Stock. Directors, executive officers and 10% or more beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and 10% shareholders were complied with.

COMPARATIVE STOCK PERFORMANCE GROWTH

         The graph below compares the cumulative total shareholder return on the Common Stock since December 31, 1995 with the cumulative return of the Standard & Poor's 500 Stock Index and the NASDAQ Medical Devices, Instruments and Supplies Index over the same period (assuming the investment of $100 in each vehicle on December 31, 1995 and reinvestment of all dividends).

                              [PLOT POINTS CHART]

NAME                             1995        1996       1997       1998        1999       2000
------------------------------------------------------------------------------------------------
ATS Medical, Inc              $  100.00   $   83.78  $   56.09  $   75.68   $  161.49  $  153.41
Standard & Poor's 500            100.00      123.18     164.36     212.07      256.84     233.96
NASDAQ Medical Dev/Ins/Sup       100.00       93.68     107.29     120.12      145.65     151.14

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth security ownership information pertaining to persons known by the Company to beneficially own more than 5% of the Company's Common Stock, the executive officers named in the Summary Compensation Table and all directors and executive officers of the Company as a group as of February 15, 2001.

                                                                COMMON STOCK BENEFICIALLY OWNED
                                                        ---------------------------------------------
BENEFICIAL OWNER                                        NUMBER OF SHARES   PERCENT OF OUTSTANDING (1)
----------------                                        ----------------   --------------------------
Lord, Abett & Co. (2)................................      1,931,438                  8.7%
90 Hudson Street, 11th Floor
Jersey City, NJ 07302

Manual A. Villafana (3)..............................        743,646                  3.4%
Richard W. Kramp (3).................................        440,740                  2.0%
Russell W. Felkey (3)................................        100,500                  *  %
John H. Jungbauer (3)................................        226,677                  1.0%
Frank R. Santiago (3)................................         12,775                  *  %
All directors and executive officers as a group
(eight persons) (3)..................................      1,734,838                  7.8%

------------------------
*    Less than 1%

(1) The ownership percentage for each person or entity is calculated based on the number of shares outstanding as of February 15, 2001.

(2) The number of shares owned is based on a Schedule 13G filed by Lord, Abett & Co. on February 7, 2001. The Schedule 13G indicates that Lord, Abett & Co. has sole voting and dispositive power and direct ownership of 1,931,438 shares. Lord, Abett & Co. filed the Schedule 13G as an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.

(3) Includes the following shares that may be acquired within 60 days through the exercise of stock options: Mr. Villafana, 119,500; Mr. Kramp,49,229; Mr. Felkey, 100,500; Mr. Jungbauer, 216,250; Mr. Santiago, 9,375; and all executive officers and directors as a group, 684,854.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors, based upon the recommendation of its Audit Committee, has appointed Ernst & Young LLP as independent auditors to examine the financial statements of the Company for the current fiscal year ending December 31, 2001 and to perform other appropriate accounting services. Ernst & Young LLP has served as independent auditors of the Company since its inception and has no relationship with the Company other than that arising from their employment as independent auditors. Representatives of Ernst & Young LLP will be present at the 2001 Annual Meeting of Shareholders, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS. The affirmative vote of a majority of the outstanding shares of the Company's Common Stock entitled to vote and present in person or by proxy at the Annual Meeting will be required to ratify the appointment. Proxies will be voted in favor of the ratification of the appointment unless otherwise specified.

              ADDITIONAL INFORMATION ABOUT OUR INDEPENDENT AUDITOR

AUDIT FEES

         Audit fees billed or expected to be billed to ATS Medical, Inc. by Ernst & Young LLP for the audit of our financial statements for the fiscal year ended December 31, 2000 and for reviews of our financial statements included in our quarterly reports on Form 10-Q for the last fiscal year totaled $54,750.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         No fees were billed or are expected to be billed to ATS Medical, Inc. by Ernst & Young LLP for services provided during the last fiscal year for the design and implementation of financial information systems.

ALL OTHER FEES

         Fees billed or expected to be billed to ATS Medical, Inc. by Ernst & Young LLP for all other non-audit services, including the set up of ATS Medical Sales, Inc. and tax-related services, provided during the last fiscal year totaled $209,332.

SHARES OUTSTANDING AND VOTING RIGHTS

         On March 15, 2001, the Company had outstanding 22,128,822 shares of Common Stock. Each holder of record of Common Stock as of the close of business on March 15, 2001 will be entitled to one vote on all matters being presented at the meeting for each share of Common Stock held on such date.

PROPOSALS FOR THE 2002 ANNUAL MEETING

         Any proposal by a shareholder to be presented at the 2002 Annual Meeting of Shareholders must be received at the Company's principal executive officers, 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447,
Attention: Corporate Secretary, no later than December 4, 2001. In addition, the form of Proxy issued with this Proxy Statement will confer discretionary authority to vote for or against any proposal made by a shareholder at the 2000 Annual Meeting of Shareholders and which is not included in this Proxy Statement. However, under the rules of the Securities and Exchange Commission, such discretionary authority may not be exercised if the shareholder proponent has given the Secretary of the Company notice of such proposal prior to February 15, 2002, and certain other conditions provided for in the Commission's rules have been satisfied.

GENERAL

         The Board of Directors of the Company does not know of any other business to come before the 2001 Annual Meeting of Shareholders. If any other matters are properly brought before the meeting, however, the persons named in the accompanying proxy will vote in accordance with their best judgment.

         Expenses in connection with this solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, officers and employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone or personal calls. The Company also will request that brokers or other nominees who hold shares of Common Stock in their names for the benefit of others forward proxy materials to, and obtain voting instructions from, the beneficial owners of such stock at the Company's expense.

         Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

                                        By Order of the Board of Directors,


                                        /s/ Russell W. Felkey


                                        Russell W. Felkey
                                        Secretary

April 3, 2001

                                                                       EXHIBIT A

                                ATS MEDICAL, INC.

                             AUDIT COMMITTEE CHARTER

ORGANIZATION

This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and ATS Medical, Inc. ("the Company"). Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, (or shall become financially literate within a reasonable period of time after appointment to the committee,) and at least one member shall have accounting or related financial management expertise.

STATEMENT OF POLICY

The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel or other experts for this purpose.

RESPONSIBILITIES AND PROCESSES

The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices and ethical behavior.

In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing. As such, it is not the duty or the responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures, and each member of the audit committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the company that they receive information from and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations, absent actual knowledge of the contrary.

The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

* The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee as representatives of the Company's shareholders. The committee shall have the ultimate authority to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to shareholders' approval.

* The committee shall discuss with the independent auditors the overall scope and plans for their audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk and legal and ethical compliance programs. Further, the committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

* The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

* The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

*    Following each annual meeting, the committee shall elect a chair.

* In order to conduct timely meetings and accommodate individual schedules, member(s) of the committee may participate in a meeting by conference call or similar communications equipment.

                                     [LOGO]


                                ATS MEDICAL, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                              TUESDAY, MAY 1, 2001
                                    3:30 P.M.

                                MINNEAPOLIS CLUB
                              729 SECOND AVE SOUTH
                             MINNEAPOLIS, MINNESOTA

[LOGO]  ATS MEDICAL, INC.
        3905 ANNAPOLIS LANE
        MINNEAPOLIS, MINNESOTA 55447                                       PROXY
--------------------------------------------------------------------------------

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated April 3, 2001, appoints John H. Jungbauer and Russell W. Felkey proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of common stock of ATS Medical, Inc. which the undersigned is entitled to vote at the 2001 Annual Meeting of Shareholders of ATS Medical, Inc., to be held on Tuesday, May 1, 2001 at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota at 3:30 p.m. and any adjournment thereof.





               PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE

                      SEE REVERSE FOR VOTING INSTRUCTIONS.

                                     [LOGO]




                               PLEASE DETACH HERE




         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1.  Election of directors:   01 Manuel A. Villafana      04 A. Jay Graf       [ ] Vote FOR         [ ] Vote WITHHELD
                             02 Richard W. Kramp         05 David L. Boehnen      all nominees         from all nominees
                             03 Charles F. Cuddihy, Jr.                           (except as marked)

                                                                              ___________________________________________
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,      |                                           |
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)     |___________________________________________|

2.  Ratification of Ernst & Young LLP as independent auditors for the fiscal
    year ending December 31, 2001.                                            [ ] For      [ ] Against      [ ] Abstain

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment
   thereof.                                                                   [ ] For      [ ] Against      [ ] Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO
DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS.

Address Change? Mark Box  [ ] Indicate changes below:                            Date ____________________________________

                                                                              ___________________________________________
                                                                             |                                           |
                                                                             |                                           |
                                                                             |___________________________________________|

                                                                             Signature(s) in Box
                                                                             Please sign exactly as your name appears
                                                                             hereon. Jointly owned shares will be voted as
                                                                             directed if one owner signs unless another
                                                                             owner instructs to the contrary, in which case
                                                                             the shares will not be voted. If signing in a
                                                                             representative capacity, please indicate title
                                                                             and authority.